SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 20, 2004
AZTAR CORPORATION (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	1-5440 (Commission File Number)	86-0636534 (I.R.S. Employer Identification Number)
2390 East Camelback Road, Suite 400, Phoenix, Arizona (Address of principal executive offices)	85016 (Zip Code)
Registrant's telephone number, including area code (602) 381-4100
Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

          [ ] Written communications pursuant to Rule 425 under the Securities Act

          [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

          [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

          [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 22, 2004, Aztar Corporation (the "Company") obtained a new $675 million senior secured credit facility consisting of a five-year revolving credit facility of up to $550 million (the "Revolver") and a five year-term loan facility of $125 million. The new senior secured credit facility (the "Credit Agreement") amended and restated the Company's prior revolving credit facility. The Company used the funds available under the new senior secured credit facility to pay off its prior revolving credit facility, term loan, Tropicana Enterprises loan and to pay fees and expenses associated with the Credit Agreement. The total borrowing on July 22, 2004 was $75 million under the Revolver and $125 million under the term loan. Since July 22, 2004, the Company has made borrowings and repayments under the Revolver. The outstanding balance of the Revolver on August 20, 2004 was $90.4 million.

Under the Credit Agreement, the original term loan will be payable quarterly based on annual percentages of 1% of the term loan in each of Years 1 through 3, 10% in Year 4, and 4% for each of the first three quarters in Year 5, with the balance due at maturity. If we do not commence redevelopment of the Las Vegas Tropicana property or enter into an alternative project approved by lenders holding a majority of the commitments, then the Credit agreement provides that $125 million of the revolving credit facility will terminate by June 30, 2006; if, however, we do commence such redevelopment or enter into such an alternative project, then under certain circumstances (and no later than December 31, 2006), the Credit Agreement provides that an amount equal to the lesser of $125 million and the revolving loans outstanding on December 31, 2006, shall convert to a term loan, which shall have the same maturity as the revolving credit facility and will amortize at the same percentage rates as the original term loan. Under the Credit Agreement, interest on the respective facilities will be computed based upon, at our option, a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1.25% to 2.75%, or the prime rate plus a margin ranging from 0.25% to 1.75%; the applicable margin is dependent on the Company's ratio of outstanding indebtedness to operating cash flow, as defined. As set forth in the Credit Agreement, the initial applicable margin is estimated to be 0.75% with respect to prime rate loans and 1.75% with respect to Eurodollar loans.

Under the Credit agreement, each of the revolving credit facility and term loan facility and any additional facility will be unconditionally guaranteed by each of our existing and future subsidiaries (other than certain unrestricted subsidiaries) and the facilities (and guarantees thereof) will be secured by a perfected first priority security interest in substantially all of the personal and real property assets of the Company and such subsidiaries. The Credit Agreement imposes various restrictions on the Company, including limitations on its ability to incur additional debt, commit funds to capital expenditures and investments, merge or sell assets. The Credit Agreement also prohibits dividends on the Company's common stock (other than those payable in common stock) and repurchases of the Company's common stock in excess of $30,000,000 per year with limited exceptions. In addition, the Credit Agreement contains quarterly financial tests, including a minimum fixed charge coverage ratio and maximum ratios of total debt and senior debt to operating cash flow. Should we commence the redevelopment of the Tropicana Las Vegas or an approved alternative project, a quarterly "in-balance" test demonstrating that aggregate cash available or reasonably anticipated to be available to us and our subsidiaries is sufficient to meet remaining required uses of cash, including committed capital expenditures in connection with any construction project. The new senior secured credit facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable), and provides that, in the event of a change in control, as defined, the majority lenders will have the right to require prepayment of the facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
AZTAR CORPORATION ROBERT M. HADDOCK Robert M. Haddock President and Chief Financial Officer

Date:  August 23, 2004